UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 16, 2009 (January 12, 2009)

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-33774	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road

 Futian, Shenzhen, China, 518034

 (Address of Principal Executive Offices)

(86) 755-83510888

 Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 12, 2009, China Security & Surveillance Technology, Inc. (the "Company") entered into an equity transfer agreement (the "Equity Transfer Agreement") with China Safetech Holdings Limited, a British Virgin Islands corporation and a wholly-owned subsidiary of the Company ("Safetech"), and Qingqing Peng, the sole owner of Multiwin International Holdings Limited ("Multiwin") pursuant to which Safetech purchased 100% ownership of Multiwin from Ms. Peng. Multiwin is a holding company that owns all the outstanding equity of Shenzhen Coson Electronic Co. Ltd., a corporation incorporated in China ("Coson"). Coson is an intelligent access control solution provider and provides control access solutions to a wide ranging group of clients that include government buildings, banks, post offices, universities and large residential properties in China.

Under the Equity Transfer Agreement, the Company will pay a total consideration up to RMB 51,768,429 (approximately $7.6 million) in exchange for 100% ownership of Multiwin, consisting of RMB 40 million (approximately $5.9 million) in cash and RMB 11,768,429 (approximately $1.7 million) in the Company’s shares of common stock. The number of shares issuable in satisfaction of the equity portion of the purchase price is 341,228 (based upon $5.0435/share, the 20-day average closing price of the Company’s common stock prior to the signing of the Equity Transfer Agreement) which will be issued within 90 days following the execution of the Equity Transfer Agreement. The Company has paid RMB 9.5 million (approximately $1.4 million) of the cash portion of the purchase price as of the signing of the Equity Transfer Agreement, the remaining RMB 30.5 million (approximately $4.5 million) of the cash consideration will be paid upon the achievement of certain financial thresholds as discussed below.

The Equity Transfer Agreement contains certain "make good" provisions, under which Ms. Peng pledged to the Company a total of 272,983 shares of the Company’s common stock that she will receive as partial consideration for the acquisition to secure her make good obligation under the Equity Transfer Agreement. The Equity Transfer Agreement established minimum audited after tax net income thresholds of RMB 2.6 million (approximately $0.4 million) for 2007, RMB 8 million (approximately $1.2 million) for 2008 and RMB 13 million (approximately $1.9 million) for 2009 (each, a "Minimum ATNI Threshold"). In the event that the Minimum ATNI Threshold for 2007 is achieved by Multiwin and Coson and the net asset of Multiwin and Coson for 2007 as audited by qualified U.S. auditor is no less than RMB 8 million (approximately $1.2 million), the Company will return 102,368 shares of the pledged stock and make a cash payment of RMB 10.5 million (approximately $1.5 million) to Ms. Peng or her designees. In the event that the Minimum ATNI Threshold for 2008 is achieved by Multiwin and Coson, the Company will return 102,368 shares of the pledged stock and make a cash payment of RMB 12 million (approximately $1.8 million) to Ms. Peng or her designees. In the event that the Minimum ATNI Threshold for 2009 is achieved by Multiwin and Coson, the Company will return 68,247 shares of the pledged stock and make a cash payment of RMB 8 million (approximately $1.2 million) to Ms. Peng or her designees.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Equity Transfer Agreement or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the English Translation of the Equity Transfer Agreement attached hereto as Exhibit 10.1.

Item 3.02. Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Ms. Peng and her designees under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue these shares in reliance on the exemption from registration provided by Regulation S. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Equity Transfer Agreement, dated January 12, 2009, by and among the registrant, China Safetech Holding Limited and Qingqing Peng (English Translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Date: January 16, 2009	/s/ Guoshen Tu
Name: Guoshen Tu
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Equity Transfer Agreement, dated January 12, 2009, by and among the registrant, China Safetech Holding Limited and Qingqing Peng (English Translation).